Exhibit 99.3

For Immediate Release

INREIT Real Estate Investment Trust

Announces Increase in Share Price and Dividend/Distribution

Company Release – April 2, 2014

FARGO, NORTH DAKOTA – INREIT Real Estate Investment Trust (INREIT) announced that on March 27, 2014, its Board of Trustees approved an increase in the price from $14.00 per share to $15.00 per share. The increase in share price is effective immediately.

INREIT’s Board of Trustees, acting as general partner of INREIT Properties, LLLP, also approved an increase in the unit price from $14.00 per unit to $15.00 per unit. The increase in unit price is effective immediately.

Additionally, INREIT’s Board of Trustees approved a first quarter 2014 dividend of $0.225 per share to shareholders of record as of March 31, 2014. This dividend will be paid on April 15, 2014.

INREIT’s Board of Trustees, acting as general partner of INREIT Properties, LLLP, also approved a distribution of $0.225 per unit to Limited Partnership unitholders of record as of March 31, 2014. This distribution will be paid on April 15, 2014.

This is the 45th consecutive quarterly dividend, and distribution, paid by INREIT and equates to a 6.0% annual yield for shareholders given INREIT’s increased share price.

ABOUT INREIT REAL ESTATE INVESTMENT TRUST

INREIT Real Estate Investment Trust is a registered, but unincorporated business trust formed in North Dakota to invest in a diversified portfolio primarily of commercial properties (such as retail, office and medical) and multi-family dwellings (such as apartment buildings and senior assisted or independent living centers). INREIT operates as an Umbrella Partnership Real Estate Investment Trust, and holds all of its assets through INREIT Properties, LLLP, which INREIT controls as general partner. For more company information, visit the INREIT Real Estate Investment Trust’s website at www.inreit.com or www.sec.gov.

INREIT Real Estate Investment Trust 1711 Gold Drive, Suite 100 Fargo, ND 58103 701-353-2720	For Additional Information Brittaney van der Hagen Investor Relations 1711 Gold Drive, Suite 100 Fargo, ND 58103 701-353-2729 Email: bvanderhagen@inreit.com